UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 22, 2015

Digi International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34033	41-1532464
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11001 Bren Road East, Minnetonka, Minnesota		55343
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-912-3444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2015, we announced that Steven E. Snyder plans to retire from his position as Senior Vice President, Chief Financial Officer and Treasurer effective as of the end of the day on April 19, 2015. We plan to retain Mr. Snyder as an employee through October 31, 2015. He is expected to devote his full time and attention to our business through July 31, 2015 (the "Initial Transition Period") and then be available to provide consultation and assistance as reasonably requested by us through October 31, 2015.

In exchange for his continued service, we have agreed to provide the following compensation and benefits to Mr. Snyder: (i) a lump sum payment of $217,500 which is equal to nine months of Mr. Snyder’s current annualized salary and is to be paid as soon as practicable following the end of Mr. Snyder’s service to the company, and (ii) a pro rata bonus under our fiscal 2015 cash incentive compensation plan based on the number of months Mr. Snyder works for us during the fiscal year through the Initial Transition Period, such bonus to be calculated and paid within 2.5 months following the end of the fiscal year on September 30, 2015. In addition, if Mr. Snyder elects to continue his group medical and dental insurance coverage pursuant to the terms of our plans and applicable laws, we will pay his premiums for such coverage at the same level of coverage in effect on the date of his termination of employment with us for up to three months A copy of the Transition Agreement entered into with Mr. Snyder is attached hereto as Exhibit 10.1.

Our Board of Directors has elected Michael C. Goergen to serve as Senior Vice President, Chief Financial Officer and Treasurer, effective April 20, 2015. Mr. Goergen, age 47, most recently served as Senior Vice President –Finance of the Transport – Logistics division of Trimble Navigation Limited from April, 2013 to March, 2015. From June 2007 to April, 2013, Mr. Goergen served as Chief Financial Officer or PeopleNet Communications. PeopleNet was acquired by Trimble in 2011. Prior to his role as Chief Financial Officer of PeopleNet, he served since 1997 in various financial roles at PeopleNet. A copy of our Press Release announcing Mr. Goergen’s appointment is attached hereto as Exhibit 99.1.

In connection with his appointment, our Board of Directors approved a compensatory arrangement for Mr. Goergen to be effective upon his employment with Digi. Mr. Goergen will receive an annual base salary equal to $290,000 with an annual incentive target of $174,000. Payment of the incentive target will be pro-rated based on length of his service in the applicable quarter or fiscal year. Forty percent (40%) of the annual incentive target will be based on achievement of quarterly revenue and profitability targets and sixty percent (60%) of the annual incentive target will be based on achievement of annual revenue and profitability targets.

The Board also has indicated that following the commencement of Mr. Goergen's employment with us it will consider the approval of (i) an initial grant of options to purchase 100,000 shares of Digi common stock at an exercise price equal to the closing market price of our common stock on the grant date, and (ii) an initial grant of restricted stock units for 50,000 shares of Digi common stock. The options would expire after eight years from the grant date and will vest 25% after one year and in equal proportions each month thereafter for three years, resulting in a total vesting period of four years. The restricted stock units would vest 25% on each of the first, second, third and fourth anniversaries of the grant date.

In the event within one year following a change in control Mr. Goergen’s employment is terminated by the company without cause or by Mr. Goergen for good reason, then any above described unvested stock options or restricted stock units shall vest. In addition, if the company terminates Mr. Goergen’s employment for reasons other than cause (as defined in the Offer Letter) and he agrees to execute a release of claims, he will be entitled to receive (i) twelve months of base salary in effect at the time of termination, payable in a lump sum, and (ii) a pro-rata bonus based on the number of months worked in the fiscal year prior to termination and the company’s actual performance.

Mr. Goergen will also be eligible to participate in other compensation and benefit programs generally available to our executive officers.

A copy of the Offer Letter is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digi International Inc.

March 26, 2015	By:	David H. Sampsell

Name: David H. Sampsell
Title: Vice President of Corporate Development, General Counsel & Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Transition Agreement dated March 25, 2015 between Digi International Inc. and Steven E. Snyder
10.2	Offer Letter dated March 6, 2015 between Digi International Inc. and Michael C. Goergen
99.1	Press Release dated March 26, 2015 Announcing Appointment of Michael C. Goergen as Chief Financial Officer and Retirement of Steven E. Snyder